EXHIBIT 99.1

ANIXTER TO PRESENT AT UPCOMING CONFERENCES

GLENVIEW, IL, (Business Wire) March 1, 2016 - Anixter International Inc. (NYSE: AXE) today announced that Ted Dosch, Executive Vice President - Finance and Chief Financial Officer of Anixter, will participate in the following upcoming conferences:

•	On Wednesday, March 2, 2016, at 8:20 AM ET, Mr. Dosch will present at the JP Morgan Global High Yield & Leveraged Finance Conference in Miami Beach, FL

•	On Wednesday, March 23, 2016, Mr. Dosch will participate in investor meetings at the BB&T 2016 Commercial & Industrial Conference in Coral Gables, FL

Presentation material provided to investors at each conference will be available on the Investor Relations portion of our website at anixter.com/investor.

About Anixter
Anixter International is a leading global distributor of Network & Security Solutions, Electrical & Electronic Solutions and Utility Power Solutions.  We help build, connect, protect, and power valuable assets and critical infrastructures. From enterprise networks to industrial MRO supply to video surveillance applications to electric power distribution, we offer full-line solutions, and intelligence, that create reliable, resilient systems that sustain businesses and communities. Through our unmatched global distribution network along with our supply chain and technical expertise, we help lower the cost, risk and complexity of our customers’ supply chains.

Anixter adds value to the distribution process by providing our customers access to 1) innovative supply chain solutions, 2) over 450,000 products and $1.1 billion in inventory, 3) approximately 320 warehouses/branch locations with approximately 9.0 million square feet of space and 4) locations in over 300 cities in more than 50 countries.  Founded in 1957 and headquartered near Chicago, Anixter trades on the New York Stock Exchange under the symbol AXE.

Investor Contact
Lisa Micou Meers, CFA
VP - Investor Relations
(224) 521-8895